August 26, 2005


via U.S. Mail and facsimile to (801) 984-0231

Dennis P. Gauger
Chief Financial Officer
Nevada Chemicals, Inc.
9149 So. Monroe Plaza Way, Suite B
Sandy, UT 84070

      RE:	Nevada Chemicals, Inc.
		Form 10-K for the year ended December 31, 2004
      Filed March 18, 2005
      File No. 0-10634


Dear Mr. Gauger:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.


Sincerely,




      Nili Shah
      Branch Chief



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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE